Exhibit A

Exhibit A

The trading dates, number of shares purchased and the weighted average price per share for all transactions by the Reporting Person in the shares of Common Stock within the last 60 days, are set forth below:

Date	Quantity	Weighted Average Price per Share
6/12/2017	5,000	$18.3746
6/19/2017	6,700	$18.3679
6/20/2017	8,000	$18.4249
6/21/2017	10,000	$18.2633
6/22/2017	3,000	$18.3821
6/23/2017	6,276	$18.1292
6/28/2017	10,000	$18.5051
6/30/2017	11,000	$17.9821
7/17/2017	7,364	$17.7906
7/24/2017	6,707	$18.1147
7/25/2017	7,500	$18.4411
7/26/2017	5,000	$18.4015
7/27/2017	5,400	$18.4876
7/28/2017	48,000	$18.0710
8/1/2017	19,140	$17.1409
8/2/2017	14,999	$17.1917
8/3/2017	10,000	$17.5955
8/4/2017	17,000	$17.7217
8/7/2017	7,500	$16.9408
8/8/2017	32,700	$16.9152
8/10/2017	27,000	$16.2699
8/11/2017	60,400	$16.4995